Exhibit 4.1

CONSENT OF EXPERT

We are a firm of independent petroleum engineering consultants of Calgary, Alberta having prepared reports (“Reports”) evaluating Suncor Energy Inc.’s reserves as at December 31, 2014, as described in the Annual Report of Suncor Energy Inc. on Form 40-F for the year ended December 31, 2014. We refer to the registration statement on Form F-80 of Suncor Energy Inc., dated February 22, 2016 and hereby consent to the reference to our firm under the heading “Auditors, Reserves and Resources Evaluators, Transfer Agent and Registrar” in the Circular that forms a part of the registration statement and to the inclusion and incorporation by reference of references to and information derived from the Reports.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Tim R. Freeborn
Name:	Tim R. Freeborn, P.Eng.
Title:	Vice President

Calgary, Alberta

February 22, 2016